QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

FIRST AMENDED AND RESTATED PAIRING AGREEMENT

        THIS FIRST AMENDED AND RESTATED PAIRING AGREEMENT (this "Agreement") is made and entered into as of February 12, 2004, by and between Affordable Residential Communities Inc., a Maryland corporation (the "REIT"), and Affordable Residential Communities LP, a Delaware limited partnership (the "OP").

        WHEREAS, pursuant to the terms of its charter (the "REIT Charter"), the REIT is authorized to issue up to 10,000,000 shares of its Special Voting Stock, par value $0.01 per share (the "Special Voting Stock");

        WHEREAS, pursuant to the First Amended and Restated Agreement of Limited Partnership of the OP (the "OP Agreement") the OP is authorized to issue from time to time, where so determined by the REIT as the General Partner, in accordance with the terms of the OP Agreement, Partnership Common Units that are paired with shares of Special Voting Stock (the "Paired Common Units");

        WHEREAS, on May 2, 2002, the OP issued 5,252,876 Paired Common Units, each of which was paired with one share of Special Voting Stock issued by the REIT, and the OP and the REIT entered into an agreement with respect to the pairing of these securities (the "Original Pairing Agreement");

        WHEREAS, the OP Agreement and the REIT Charter each provides that the Paired Common Units and the shares of Special Voting Stock, respectively, are not transferable, and shall not be transferred on the books of the OP or the REIT, respectively, except in combination with the number of shares of Special Voting Stock or Paired Common Units, respectively that are paired therewith (subject to the provisions of this Agreement);

        WHEREAS, effective January 23, 2004, the REIT completed a 0.519-for-1 reverse split of its common stock and the OP completed a 0.519-for-1 reverse split of its Partnership Common Units (including the Paired Common Units) as a result of which each share of Special Voting Stock issued and outstanding thereafter is entitled to 0.519 votes and each outstanding Paired Common Unit thereafter will be paired with 1.9268 shares of Special Voting Stock; and

        WHEREAS, the OP and the REIT wish to amend and restate the Original Pairing Agreement to adjust the pairing of shares of Special Voting Stock and Paired Common Units (the "Pairing"), including the terms and conditions which will govern the issuance and the transfer of the shares of Special Voting Stock and the Paired Common Units, so that, effective as of January 23, 2004, each Paired Common Unit owned by a limited partner in the OP shall be paired with 1.9268 shares of Special Voting Stock held by such limited partner, entitling its holder to one vote on all matters on which stockholders of the REIT are entitled to vote generally, with any remaining fractional interest in a share of Special Voting Stock held by such limited partner after applying this pairing ratio being repurchased by the REIT for no consideration simultaneously with the repurchase from such limited partner of the corresponding fraction of a Paired Common Unit resulting from the reverse split of such limited partner's Paired Common Units in exchange for the consideration set forth in the OP Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the parties hereto agree as follows:

  1.
  Adjustment of Pairing Ratio; Repurchase of Fractional Shares.

  a.
  As a result of the 0.519-for-1 reverse split of the Partnership Common Units effected as of January 23, 2004, each Paired Common Unit thereafter shall be paired with 1.9268 shares of Special Voting Stock, and any fraction of a share of Special Voting Stock remaining after applying this pairing ratio shall be repurchased by the REIT without any consideration therefor simultaneously with the repurchase of the corresponding fraction of a Paired Common Unit paired therewith resulting from the reverse split of the

      Partnership Common Units in exchange for the cash consideration specified in the OP Agreement.

    b.
    The adjustment to the pairing ratio contemplated by Section 1.a. above shall be effective as of January 23, 2004 (the "Effective Date").

  2.
  Transfer of Shares.    Commencing on the Effective Date and continuing until such time as this Agreement shall have been terminated in the manner provided herein:

  a.
  No shares of Special Voting Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the REIT, unless a simultaneous transfer is made by the same transferor to the same transferee of a number of Paired Common Units such that the number of Paired Common Units so transferred is a whole number and the number of shares of Special Voting Stock so transferred equals the product of 1.9268 and such whole number of Paired Common Units being transferred.

  b.
  No Paired Common Unit shall be transferable, and no Paired Common Unit shall be transferred on the books of the OP, unless a simultaneous transfer is made by the same transferor to the same transferee of 1.9268 shares of Special Voting Stock.

  c.
  Notwithstanding anything to the contrary contained herein, upon any acquisition by the OP or the REIT of any Paired Common Units and any shares of Special Voting Stock (whether pursuant to Section 8.6 of the OP Agreement or otherwise), all restrictions on transfer set forth in this Agreement with respect to such Paired Common Units and such shares of Special Voting Stock so acquired shall terminate, and any Paired Common Units and shares of Special Voting Stock acquired by the OP or the REIT may be transferred without regard to the restrictions set forth in this Agreement.

  d.
  In the event that any shares of Special Voting Stock are transferred to a trust pursuant to the provisions of Section 7.2(b) of the REIT Charter, all of the Paired Common Units paired with such shares shall be automatically transferred to such trust concurrently therewith and shall be subject to all the provisions of Section 7.3 of the REIT Charter to the same extent that the attached shares of Special Voting Stock are so subject.

  3.
  Issuance of Securities.    Commencing on the Effective Date and continuing until such time as this Agreement shall have been terminated in the manner provided herein:

  a.
  The REIT shall not issue or agree to issue any shares of Special Voting Stock to any person unless effective provision has been made for the simultaneous issuance to the same person of a whole number of Paired Common Units and for the pairing of such shares of Special Voting Stock with such Paired Common Units at a ratio of 1.9268 shares of Special Voting Stock to one Paired Common Unit.

  b.
  The OP shall not issue or agree to issue any Paired Common Units to any person unless effective provision has been made for the simultaneous issuance to the same person of 1.9268 shares of Special Voting Stock for each Paired Common Unit so issued and for the pairing of such Paired Common Units and shares of Special Voting Stock at such ratio.

  c.
  Nothing herein shall require that any Partnership Common Unit hereafter issued by the OP be issued as a Paired Common Unit.

  4.
  Stock Certificates.    Commencing on the Effective Date and continuing until such time as this Agreement shall have been terminated in the manner provided herein:

  a.
  Each certificate which is issued representing shares of Special Voting Stock shall be printed "back-to-back" with a certificate evidencing the number of Paired Common Units that are paired therewith in accordance with this Agreement, and shall bear a conspicuous legend (on the face thereof) referring to the restrictions on transfer set forth in Section 6.3.3 of the REIT Charter.

    b.
    Each certificate which is issued evidencing Paired Common Units shall be printed "back-to-back" with a certificate representing the same number of shares of Special Voting Stock that are paired therewith in accordance with this Agreement, and shall bear a conspicuous legend (on the face thereof) in the form set forth on Exhibit E of the Partnership Agreement referring to the restrictions on transfer set forth in Section 8.9 of the OP Agreement.

  5.
  Redemption by the OP or Acquisition by the REIT of Paired Common Units.    Commencing on the date hereof and continuing until such time as this Agreement shall have been terminated in the manner provided herein:

  a.
  All shares of Special Voting Stock acquired by the OP in connection with any redemption of the attached Paired Common Units pursuant to Section 8.6.A of the OP Agreement shall be cancelled and shall become authorized but unissued shares of Special Voting Stock in accordance with Section 6.3.4 of the REIT Charter, and all certificates representing such shares so acquired by the OP shall be delivered to the REIT for cancellation promptly following the effectiveness of such redemption.

  b.
  All shares of Special Voting Stock acquired by the REIT in connection with any acquisition of the attached Paired Common Units pursuant to Section 8.6.B of the OP Agreement shall be cancelled and shall become authorized but unissued shares of Special Voting Stock in accordance with Section 6.3.4 of the REIT Charter.

  6.
  Stock Dividends, Reclassifications, etc.    Commencing on the date hereof and continuing until such time as this Agreement shall have been terminated in the manner provided herein, unless proper provision has been made in an amendment to this Agreement made in accordance with Section 8 hereof:

  a.
  The REIT shall not (i) declare or pay any dividend in respect of the outstanding shares of Special Voting Stock consisting in whole or in part of shares of Special Voting Stock, or (ii) subdivide, combine or otherwise reclassify the outstanding shares of Special Voting Stock.

  b.
  The OP shall not (i) declare or pay any dividend in respect of the outstanding Paired Common Units consisting in whole or in part of Paired Common Units, or (ii) subdivide, combine or otherwise reclassify the outstanding Paired Common Units.

  7.
  Termination.    This Agreement and the Pairing may be terminated by mutual consent of both the REIT and the OP.

  8.
  Amendment.    This Agreement may be amended by the parties hereto by action taken or authorized by the Board of Directors of the REIT and the general partner of the OP. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.
  Counterparts.    This Agreement may be executed in counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  10.
  Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

  11.
  Entire Agreement.    This Agreement contains the entire understanding and agreement between the parties with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be merged into this Agreement.

  12.
  Headings.    The various section headings are inserted for the purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

  13.
  Severability.    The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first written above.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ SCOTT L. GESELL Name: Scott L. Gesell Title: Executive Vice President and Secretary
AFFORDABLE RESIDENTIAL COMMUNITIES LP
By:	Affordable Residential Communities Inc., its general partner
	By:	/s/ SCOTT L. GESELL Name: Scott L. Gesell Title: Executive Vice President and Secretary

QuickLinks

  Exhibit 4.5
FIRST AMENDED AND RESTATED PAIRING AGREEMENT